Exhibit 99.1(a)

FOR IMMEDIATE RELEASE

SUPERVALU BOARD ELECTS NEW DIRECTOR

PetSmart’s Philip Francis Brings Wealth of Grocery/Retail Industry Experience

MINNEAPOLIS – February 8, 2006 – The Board of Directors of SUPERVALU INC. (NYSE: SVU) today announced that it elected Philip L. Francis, chairman and chief executive officer of PetSmart, Inc., to the board.

Francis has served as president and chief executive officer of PetSmart since March 1998 and as chairman of PetSmart’s board of directors since October 1999. Prior to joining PetSmart, he served as president and chief executive officer of Shaw’s Supermarkets, Inc. From 1988 to January 1991, he was corporate vice president of wholesale for Roundy’s Inc., a wholesale grocery distributor. Before joining Roundy’s, Francis accumulated extensive retail experience in various management positions with Cardinal Health and the Jewel Companies.

Jeff Noddle, chairman and chief executive officer of SUPERVALU INC., remarked, “We welcome Phil’s depth of experience and industry insight. I am confident that SUPERVALU will be well served by his guidance as we embark on the most transformational chapter of our company’s 135-year history.”

About SUPERVALU INC.

Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune 500 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its 1,532 retail grocery locations. Through SUPERVALU’s geographically diverse supply chain network, the company provides distribution and related logistics support services to grocery retailers across the nation. SUPERVALU currently has approximately 57,000 employees.

On January 23, 2006, SUPERVALU, CVS and an investment group led by Cerberus Capital Management, L.P. announced that they had reached definitive agreements to acquire Albertson’s, Inc. (NYSE: ABS).

In accordance with the agreements, SUPERVALU will acquire key retail operations of Albertsons – representing 1,124 stores – including Acme Markets, Bristol Farms, Jewel-Osco, Shaw’s Supermarkets, Star Markets, and Albertsons banner stores in the Intermountain, Northwest and Southern California regions. The acquisition will also include the related in-store pharmacies under the Osco Drug and Sav-on banners.

As a result of the acquisition, which is subject to approval by both the shareholders of Albertson’s, Inc. and SUPERVALU INC., SUPERVALU will become the nation’s second-largest supermarket chain with annual revenues of approximately $44 billion.

For more information about SUPERVALU visit http://www.supervalu.com.

SUPERVALU CONTACTS:
Yolanda Scharton (Investors)
952-828-4540 yolanda.scharton@supervalu.com

Haley Meyer (Media)
952-828-4786 haley.meyer@supevalu.com